Exhibit 4.6

THIS NOTE, IS A GLOBAL SECURITY WITHIN THE MEANING OF SECTION 2.05 OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY NAMED BELOW OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CLEARSTREAM BANKING, SOCIÉTÉ ANONYME OR EUROCLEAR BANK S.A./N.V. (EACH A “DEPOSITARY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF BT GLOBENET NOMINEES LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO BT GLOBENET NOMINEES LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, BT GLOBENET NOMINEES LIMITED, HAS AN INTEREST HEREIN.

THE COCA-COLA COMPANY

0.750% Notes due 2026

No.	€

CUSIP No. 191216 CJ7

ISIN No.  XS1955024713

Common Code: 195502471

THE COCA-COLA COMPANY, a Delaware corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to BT GLOBENET NOMINEES LIMITED (as nominee of the Depositary), or its registered assigns, the principal sum of                                 Euros (€                       ) on September 22, 2026 and to pay interest thereon from March 8, 2019, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, annually on September 22 in each year, commencing September 22, 2019 at the rate of 0.750% per annum until the principal hereof is paid or made available for payment. Interest on the Securities shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Securities (or from March 8, 2019, if no interest has been paid on the Securities) to but excluding the next scheduled Interest Payment Date.  This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the Business Day immediately preceding such Interest Payment Date. Any such interest which is payable but is not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this Series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this Series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

As set forth herein, the Company will pay additional interest on this Security in certain circumstances.

If either a date for payment of principal or interest on this Security or the Maturity of this Security falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the date for payment of principal of or interest on this Security or the Maturity of this Security provided such payment is made on such next succeeding Business Day. For this purpose, “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or any successor thereto, operates.

Payment of the principal of and interest on this Security will be made at the office or agency of the Company maintained for that purpose in a location agreed upon between the Company and the Paying Agent; provided, however, that at the option of the Company payment of interest, other than interest at Maturity, or upon redemption, may be made by check drawn upon the Paying Agent and mailed-on or prior to an Interest Payment Date to the address of the Person entitled thereto as such address shall appear in the Securities Register; provided, further, that (1) the Depositary, as Holder of the Securities, or (2) a Holder of more than €5,000,000 in aggregate principal amount of a Series of Securities in definitive form is entitled to require the Paying Agent to make payments of interest, other than interest due at Maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the Holder in the United States, by sending appropriate wire transfer instructions as long as the Paying Agent receives the instructions not less than ten days prior to the applicable Interest Payment Date. The principal and interest payable on any of the Securities at Maturity, or upon redemption, will be paid by wire transfer of immediately available funds against presentation of a Security at the office of the Transfer Agent and Registrar.

All payments on this Security will be payable in Euro. If, however, the Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the Euro is no longer being used by the then Member States of the European Monetary Union (the “Member States”) that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Security will be made in U.S. Dollars until the Euro is again available to the Company or so used. In such circumstance, the amount otherwise payable by the Company on any date in Euro will be converted into U.S. Dollars at a rate determined by the Company in good faith. If applicable laws or regulations of the Member States (including official pronouncements applying those laws or regulations) mandated, in the Company’s good faith determination, the use of a specific exchange rate for these purposes, the Company will apply the exchange rate so mandated. Any payment in respect of this Security so made in U.S. Dollars will not constitute an Event of Default under this Security or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an authenticating agent, by the manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

THE COCA-COLA COMPANY

By:
Name: Christopher P. Nolan
Title: Vice President and Treasurer

Attest:

Name: Jennifer Manning
Title: Secretary

(Trustee’s Certificate of Authentication)

This is one of the Securities of the Series provided for in the within-mentioned Indenture.

Deutsche Bank Trust Company Americas, as Trustee

By:
Authorized Signatory

By:
Authorized Signatory

[Reverse]

This Note (as defined herein) is one of a duly authorized issue of debentures, notes or other evidences of indebtedness of the Company (herein called the “Securities”), issued and to be issued in one or more Series under an Indenture, dated as of April 26, 1988, as amended and supplemented by that First Supplemental Indenture, dated as of February 24, 1992, and by that Second Supplemental Indenture, dated as of November 1, 2007 (as so amended and supplemented, herein called the “Indenture”), between the Company and Bankers Trust Company (now known as Deutsche Bank Trust Company Americas), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  The Securities may be issued in one or more Series, which different Series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be denominated and bear interest, if any, in Dollars or in a Foreign Currency, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. This Security is one of a Series of Securities of the Company designated as set forth on the face hereof (herein called the “Notes”), limited in aggregate principal amount to €                    .

No sinking fund is provided for the Notes.

In the event of a deposit or withdrawal of an interest in this Note, including an exchange, redemption or transfer of this Note in part only, the Trustee or its designee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the rules and procedures of Euroclear and Clearstream applicable to, and as in effect at the time of, such transaction.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of, and accrued interest on, the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of such principal of and interest, if any, on the Notes shall terminate. The Holders shall have such other rights and remedies after the occurrence and during the continuance of an Event of Default as set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each Series under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding of each Series to be affected by such amendment or modification. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes of each Series at the time outstanding, on behalf of the Holders of all Notes of such Series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note. The Indenture contains provisions setting forth certain conditions to the institution of proceedings by Holders of Notes with respect to the Indenture or for any remedy under the Indenture. Section 12.01(a) of the Indenture also contains provisions applicable to the Notes relating to the Company’s ability to discharge its obligations with respect to the Notes and under the Indenture with respect to the Notes, upon the deposit of money, German government securities or other government obligations, in an amount sufficient to pay and discharge the principal of and interest on the Notes to the Maturity of the Note, in certain specified circumstances. The defeasance provisions described in Section 12.01(b) of the Indenture will not be applicable to the Notes.  The lien and sale and lease back provisions described in Sections 5.03 and 5.04 of the Indenture will not be applicable to the Notes.

Subject to the next preceding sentence hereof, no reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

This Note is exchangeable for definitive Notes only if (1) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Note and the Company does not appoint a successor Depositary within 90 days after receiving that notice or becoming aware that the Depositary is no longer registered or (2) the Company executes and delivers to the Trustee a Company Order that this Note shall be so exchangeable.  In such case, this Note shall be exchangeable into definitive Notes issuable only in denominations of €100,000 and integral multiples of €1,000 in excess thereof.  No definitive Notes shall be issuable in denominations of less than €100,000.  If this Note is exchanged pursuant to the preceding sentences, it shall be exchangeable for definitive Notes at the office of the Transfer Agent and Registrar, currently located at Deutsche Bank Trust Company Americas, 60 Wall Street, 16th Floor, New York, New York 10005, registered in the name or names that the Depositary gives to the Trustee, bearing interest at the same rate, having the same date of issuance, redemption provisions, Stated Maturity and other terms in registered form and of differing denominations aggregating a like amount.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Securities Register, upon surrender of this Note for registration of transfer at the office or agency of the Transfer Agent and Registrar, currently located at Deutsche Bank Trust Company Americas, 60 Wall Street, 16th Floor, New York, New York 10005, or at any other office or agency of the Company where the principal of and interest on this Note are payable, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Transfer Agent and Registrar, duly executed, by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons and only in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof.  As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company may redeem the Notes at its option and at any time, either as a whole or in part. If the Company elects to redeem the Notes, the Company will pay a Redemption Price equal to the greater of:

•                  100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest; and

•                  the sum of the present values of the Remaining Scheduled Payments, plus accrued and unpaid interest (excluding any portion of such payments of interest accrued as of the Redemption Date).

In determining the present value of the Remaining Scheduled Payments, the Company will discount such payments to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 15 basis points. A partial redemption of the Notes may be effected by such method as the Paying Agent shall deem fair and appropriate in accordance with Clearstream/Euroclear’s procedures and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the Notes or any integral multiple of €1,000 in excess thereof) of the principal amount of Notes of a denomination larger than the minimum authorized denomination for the Notes.

The term “Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the Redemption Date, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

The term “Comparable Government Bond” means, with respect to any Redemption Date, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, the 0.000% German Bundesobligationen due August 15, 2026, or if such independent investment bank in its discretion determines that such bond is not in issue, such other German Bundesobligationen as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the

Comparable Government Bond Rate.

The term “Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Notes to be redeemed.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.  Neither the Trustee nor the Paying Agent shall be responsible for calculation of the Redemption Price.

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Company of the principal of and interest on the Notes to a Holder who is not a United States Person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)         to any tax, assessment or other governmental charge that is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a Person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being a controlled foreign corporation within the meaning of Section 957(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) related within the meaning of Code Section 864(d)(4) to the Company;

(e) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the Code, or any successor provision;

(f) being subject to income tax withholding or backup withholding as of the date of the purchase by the Holder or beneficial owner of the Notes; or

(g) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)         to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)         to any tax, duty, levy, assessment or other governmental charge which would not have been imposed but for the presentation of the note or evidence of beneficial ownership thereof (where presentation is required) for payment on a date more than 30 days after the date on which such payment becomes due and payable or the date on which payment is duly provided for, whichever occurs later;

(4)         to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other Person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(5)         to any inheritance, gift, estate, personal property, sales, transfer or similar tax, duty levy, assessment, or similar governmental charge;

(6)         to any tax, duty, levy, assessment, or other governmental charge that is payable otherwise than by withholding from payments in respect of the Notes;

(7)         to any tax, duty, levy, assessment or governmental charge that would not have been imposed but for an election by the Holder or beneficial owner of the Notes, the effect of which is to make one or more payments in respect of the Notes subject to United States federal income tax, state or local tax, or any other tax, duty, levy, assessment or other governmental charge;

(8)         to any tax, duty, levy, assessment or governmental charge imposed under any of Sections 1471 through 1474 of the Code, any applicable United States Treasury Regulations promulgated thereunder, or any judicial or administrative interpretation of any of the foregoing; or

(9)         to any combination of items (1), (2), (3), (4), (5), (6), (7), or (8) above.

This Note is subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to this Note. Except as specifically provided above, no payment will be required for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

If the Company is required to pay any additional amounts as described above with respect to the Notes, the Company will notify the Trustee and the Paying Agent pursuant to an Officer’s Certificate that specifies the additional amounts payable and when the additional amounts are payable.  If the Trustee and the Paying Agent do not receive such an Officer’s Certificate from the Company, the Trustee and the Paying Agent may rely on the absence of such an Officer’s Certificate in assuming that no such additional amounts are payable.

The term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States Person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after February 25, 2019, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described above with respect to the Notes, then the Company may at any time at the Company’s option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days’ prior notice to the Holders, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest on the Notes to the Redemption Date.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Notes are governed by the laws of the State of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common
TEN ENT	-	as tenants by entireties (Cust)
JT TEN	-	As joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT	-	Custodian
(Minor)
Under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF ASSIGNMENT

For value received                                              hereby sell(s), assign(s) and transfer(s) unto                                           (Please insert social security or other identifying number of assignee) the within Note, and hereby irrevocably constitutes and appoints                                                                                   as attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.